Exhibit 1


                           AMENDED EXCHANGE AGREEMENT


     THIS AMENDED EXCHANGE AGREEMENT is dated as of January 29, 1999 and is entered into by and between Miller Diversified Corporation, a Nevada corporation ("Miller"), and Miller Feed Lots, Inc. ('MFL").

     WHEREAS, the parties hereto have determined that it is desirable to amend that certain Exchange Agreement dated as of June 20, 1998 between the parties hereto (the "Exchange Agreement").

     THEREFORE IN CONSIDERATION of the mutual promises and agreements contained herein, the parties hereby amend the Exchange Agreement as follows:

     1.   The Recital to the Exchange Agreement is amended to read as follows:

          The Boards of Directors of Miller and MFL have adopted resolutions approving the exchange pursuant to Section 78.450 of the Nevada General Corporation Act (the "Exchange") of the issued and outstanding capital stock of MFL, consisting solely of 1,000 shares of common stock, for 7,000,000 shares of Miller common stock in accordance with this Agreement and the Plan of Exchange (the "Plan") in the form of Exhibit "A" attached hereto and by this reference made a part hereof.


     2.   Article II, Section 2.3 is amended as follows:

          Subsections (C) and (d) are to have inserted the date November 30, 1998 wherever the date of February 28, 1998 had previously appeared.


     3.   Article V, Section 5.4(b) is hereby amended to read as follows:

          (b) Lapse of Time. By the Board of Directors of Miller or MFL if the Effective Time of the Exchange has not occurred on or prior to August 31, 1999.


     4.   Article VII, Section 7.2 is amended as follows:

          7.2 Closing. The Closing of the Exchange contemplated by this Agreement shall take place at the offices of Miller at such time as may be convenient to all the parties but in no event later that August 31, 1999. At the Closing MFL shall deliver share certificates in amounts representing all of the issued and outstanding common shares of MFL to Miller and Miller shall deliver 7,000,000 of its common shares to James E. Miller and Norman M Dean or to their assigns as Miller is directed at Closing.

     5.   Section  B  (I)  of  the  Plan  of  Exchange  of  Miller   Diversified
          Corporation and Miller Feed Lots, Inc. attached to the Exchange Agreement and made a part thereof is amended to read as follows:

          (i) Each outstanding share of MFL stock shall by operation of law be exchanged for 7,000 shares of previously unissued common stock of Miller.

     6. As amended above, the Exchange Agreement shall remain in full force and effect.



     Dated and Signed as of the Date First Above Written:


                                    Miller Diversified Corporation

                                    By:
                                       -----------------------------------------
                                                  Norman M. Dean

                                    And By:
                                           -------------------------------------
                                                  James E. Miller


                                    Miller Feed Lots, Inc.

                                    By:
                                        ----------------------------------------
                                                  James E. Miller

                                    And By:
                                            ------------------------------------
                                                  Norman M. Dean


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